Exhibit 99.2

MAGELLAN HEALTH SERVICES, INC.
2006 DIRECTOR EQUITY COMPENSATION PLAN

1.                Purposes. The purpose of this 2006 Director Equity Compensation Plan (the “Plan”) is to serve as part of an appropriate and efficient package of compensation arrangements intended to attract, retain and fairly compensate individuals with the appropriate skills and qualifications to serve as directors of Magellan Health Services, Inc. (the “Company”) while increasing participating directors’ stock ownership in the Company and thereby further aligning their interests and those of the Company’s shareholders. The amount, timing and other terms of cash compensation that may be paid by the Company to directors are not governed by this Plan. In addition, adoption of this Plan shall not limit the authority of the Board to adopt other compensation programs in which directors may participate.

2.                Definitions. In addition to the terms defined in Section 1, the following terms shall be defined as set forth below:

(a)          “Administrator” shall have the meaning set forth in Section 11.b.

(b)         “Annual Award Date” shall have the meaning set forth in Section 5.a.

(c)          “Annual Award” shall have the meaning set forth in Section 5.a.

(d)         “Black-Scholes Valuation” means the present value of an Option as of the date in question, calculated by means of the Black-Scholes option pricing model, so called, as calculated by a qualified financial analyst or compensation expert based on historical market price information and assumptions as to rates of interest and other factors which the Board believes are reasonable under the circumstances.

(e)          “Board” means the Board of Directors of the Company as then constituted.

(f)          “Change of Control” means the first to occur after the effective date of this Plan of any of the following events:

(i)             any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires Voting Stock (as defined below) and immediately thereafter is a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the Voting Stock of the Company;

(ii)         the majority of the Board of Directors of the Company consists of individuals other than “Continuing Directors,” which shall mean the members of the Board on the effective date of the Plan; provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was supported by two-thirds of the directors who then comprised the Continuing Directors, shall be considered to be a Continuing Director;

(iii)     the Board of Directors of the Company adopts and, if required by law or the certificate of incorporation of the Company, the shareholders approve the dissolution of the Company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the Company’s assets, and all material conditions to such transactions have been satisfied;

(iv)       all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they previously owned the Voting Stock or other ownership interests of the Company, a majority of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

(v)           the Company merges or combines with another company and, immediately after the merger or combination, the shareholders of the Company immediately prior to the merger or combination own, directly or indirectly, 50% or less of the Voting Stock of the successor company with the proportionate ownership of individual shareholders not substantially changed, provided that in making such determination there shall be excluded from the number of shares of Voting Stock held by such shareholders, but not from the Voting Stock of the successor company, any shares owned by affiliates of such other company who were not also affiliates of the Company prior to such merger or combination.

For purposes of this Section 2(f), the term “Voting Stock” shall mean the Company’s Ordinary Common Stock and any other capital stock which entitles the holder thereof to vote (either as part of a voting group or generally) in the election of directors.

(g)          “Disability” means a Qualifying Director’s termination of service as a director of the Company due to physical or mental incapacity of long duration which renders such person unable to perform the duties of a director of the Company.

(h)         “Fair Market Value” means, with respect to Shares, the fair market value of such Shares determined by such methods or procedures as shall be established from time to time by the Board. Unless otherwise determined by the Board, the Fair Market Value of a Share as of any given date means the average of the opening and closing prices of the Shares reported on the NASDAQ National Market for such date, or, if no Shares were traded on that date, on the next preceding day on which there was such a trade.

(i)            “Mandatory Retirement” means the termination of a directors’ service in accordance with any mandatory retirement policy adopted by the Board and then in effect.

(j)             “Option” means the right, granted to a Qualifying Director under Section 5, to purchase a specified number of Shares at the specified exercise price for a specified period of time under the Plan. All Options will be non-qualified stock options.

(k)         “Restricted Shares” means Shares granted to a Qualifying Director under Section 5, subject to a risk of forfeiture and restrictions on transfer for a specified period as provided in Section 6.

(l)            “Shares” means shares of Ordinary Common Stock of the Company or such other securities as may be substituted for Shares pursuant to Section 9.

(m)     “Qualifying Annual Meeting” shall mean the annual meeting of shareholders held in 2006 or thereafter.

(n)         “Qualifying Director” means a person who (i) is serving as a director of the Company at the close of business on the date of a “Qualifying Annual Meeting,” or is elected as a director of the Company after each such date and before the next following annual meeting of shareholders of the Company and is designated by the Board of Directors to participate in the Plan and (ii) has been designated by the Board of Directors as an “independent director” as determined for purposes of Article III, Section 3 of the Bylaws of the Company as from time to time in effect or, although not so designated, is not an officer or employee of the Company or any subsidiary of the Company and does not otherwise participate in the management of the Company and has been designated by the Board of Directors to participate in the Plan.

3.                Effective Date. The Plan has been adopted by the Board and shall be effective as of the date of approval by the Company’s shareholders at the 2006 annual meeting of shareholders, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the matter of approval of this Plan. Such shareholder approval shall be a condition to the right of each participant to receive any awards hereunder.

4.                 Participation. Only Qualifying Directors shall be eligible to participate in the Plan.

5.                Award of Restricted Shares and Options.

a.                Time of Award. Immediately following the date of each Qualifying Annual Meeting of the Company (each, an “Annual Award Date”), each Qualifying Director shall be issued by the Company, in consideration of the services to be provided by him or her as a director of the Company for the ensuing year, a number of Restricted Shares and Options determined in accordance with Section 5(b) (an “Annual Award”), subject to adjustment in accordance with Section 9; provided, however, that a lesser number of Restricted Shares and Options, as may be determined by the Board, may be issued to a Qualifying Director whose service as a director commences after a Qualifying Annual Meeting and before the next Qualifying Annual Meeting; and provided further, that the issuance of shares of Restricted Stock will be delayed for ten days, with the performance of services during such period being deemed payment of lawful consideration having a value at least equal to the par value of the Restricted Stock.

b.               Determination of Awards. The Annual Awards shall consist of: (i) 750 Restricted Shares, and (ii) a number of Options with an aggregate value, determined on the basis of a Black-Scholes Valuation as of the Annual Award Date, equal to the Fair Market Value on the Annual Award Date of 2,250 Shares. All such Options shall be awarded with an exercise price equal to 100% of the Fair Market Value of a Share as of the Annual Award Date and shall expire on the earlier of (i) the date which is ten (10) years following the Annual Award Date (or such earlier date as may be specified by the Board prior to award), or (ii) if not otherwise forfeited upon termination of service, one year after the Qualifying Director ceases to serve as a director of the Company for any reason.

c.                Applicability of Restrictions. The issuance of Restricted Shares and Options hereunder pursuant to each Annual Award shall be subject to the restrictions on transfer and ownership thereof’ provided by Section 6 of this Plan. In addition, the Company shall not be obligated to issue Shares except upon compliance with applicable provisions of law, including federal and state securities laws.

d.               Issuance of Instruments. Certificates representing Restricted Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, the Company shall retain physical possession of the certificate, and the Qualifying Director shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Shares. Upon the lapse of restrictions on the Restricted Shares, the Share certificate shall be released by the Company to the Qualifying Director with any legend relating to such restrictions removed. Options shall be evidenced by award notices in such form as may be adopted from time to time by the Administrator and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Options, until the lapse of such restrictions in accordance with the terms of this Plan.

6.                Restrictions on Ownership and Transfer of Restricted Shares and Options. Prior to the vesting and lapse of restrictions on Restricted Shares and Options as provided in this Section 6, the Restricted Shares and Options comprising an Annual Award shall not be transferable by the recipient, except by will or the laws of descent and distribution, or to a beneficiary in the event of a Qualifying Director’s death, and will not otherwise be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagement, or torts of any Qualifying Director or his or her beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void. Such Restricted Shares and Options shall vest and become non-forfeitable in full at the close of business on the date which is one full year following the Annual Award Date, subject to the following:

a.                In the event of a Change of Control of the Company or the termination of a Qualifying Director’s service as a director due to his or her death or Disability, the Annual Award, if not previously vested or forfeited, shall immediately vest and become non-forfeitable in full. Following the death or Disability of a Qualifying Director, his or her estate, heirs, distributees or personal representative shall succeed to all of the Qualifying Director’s right, title and interest in and to the Restricted Shares and Options.

b.               In the event of termination of the Qualifying Director’s service as a director due to Mandatory Retirement, the award, if not previously vested or forfeited, shall immediately vest and become non-forfeitable in full.

c.                Unless otherwise determined by the Board, an award of Restricted Shares and/or Options that has not vested in accordance with this Section 6 at or before the time of termination of the Qualifying Director’s service as a director for any reason other than as set forth in Section 6.a. and b. will cease to vest and will be forfeited upon such termination.

d.               From and after the time vested in accordance with this Section 6, Restricted Shares and Options may only be sold or otherwise transferred in accordance with policies generally established by the Board with respect to sales of shares of the Company by directors of the Company and applicable securities laws.

e.                Once granted to a Qualifying Director, Restricted Shares may be voted by the Qualifying Director (or his or her successor) without restriction by virtue of the Plan.

f.                  Once granted to a Qualifying Director, Restricted Shares shall, unless otherwise determined by the Board, be entitled to receive cash dividends which are not large, special and non-recurring and which are paid prior to the lapse of the risk of forfeiture on such Restricted Shares. Other dividends will be payable or not payable and subject to adjustment to the Restricted Shares in accordance with Section 9, with the resulting additional Restricted Shares subject to the same terms, including risk of forfeiture, as the Restricted Shares on which the dividend was paid.

g.                Notwithstanding the foregoing vesting and forfeiture provisions, the Administrator may permit a Qualifying Director to transfer Options to trusts, limited liability companies, partnerships and other like entities solely for the purpose of estate planning, provided that any such transfer is consistent with the registration of any offer and sale of Shares related thereto on Form S-8, S-3 or other applicable registration form as may be used in connection with the Plan, and any such transferee is also subject to the restrictions to which the Qualifying Director is subject under the Plan. In addition, the foregoing vesting and forfeiture provisions shall not impair any change in or exchange of the shares occurring by reason of a merger, consolidation, recapitalization, reorganization or like transaction involving the Company.

7.                Payment of Option Exercise Price. Prior to the exercise of an Option, the holder thereof shall have none of the rights of a shareholder of the Company. The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Shares or the withholding of Shares from those deliverable upon exercise of the Option, or any combination thereof, or in such other lawful form or manner as may be established by the Administrator.

8.                Shares Available Under the Plan. Subject to adjustment as provided in Section 9 below, the total number of Shares reserved and available for delivery under the Plan for awards shall be 120,000; provided, however, that no more than 15,000 Restricted Shares in the aggregate may be awarded under the Plan. The Shares delivered under the Plan may consist of authorized and unissued or treasury shares, and Shares underlying Restricted Shares or Options which are forfeited shall be available for future awards.

9.                Change in Capital Stock. The total number and kind of shares which may be issued under the Plan and that are granted under Section 5 shall be appropriately adjusted for any change in the outstanding Shares through recapitalization, stock split, stock dividend, merger or consolidation in which the Company is the surviving corporation or similar transaction. In such case, the number of shares subject to outstanding Restricted Stock and Options, and related terms (including the exercise price of each Option) also shall be adjusted so as to prevent dilution or enlargement of the rights of participants. Such adjustments and the manner of application thereof shall be determined by the Board in its discretion.

10.         Nonassignability. No rights under this Plan shall be assignable or transferable by a Qualifying Director other than as set forth in the first paragraph of Section 6 or in Section 6.g.

11.         Administration.

a.                Authority. The Board and the Administrator, acting under the direction of the Board, shall administer and interpret this Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose. The Board may delegate any or all of its functions to a committee of the Board, provided that the Board shall approve the form and amount of compensation to directors under any provision of the Plan. The Administrator may perform any function of the Board under the Plan, except for adopting material amendments to the Plan and any other function from time to time specifically reserved by the Board to itself. The Board and the Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

b.               Administrator. The Administrator shall be the chief legal officer of the Company, or, if that officer is unavailable, the chief financial officer; provided, however, that the Board may designate a different individual or committee to serve as Administrator.

12.         Changes to the Plan and Awards. The Board may amend, suspend, discontinue or terminate the Plan or the award of Restricted Shares and Options under the Plan, without the consent of any other party, including the shareholders of the Company; provided that any amendment shall be subject to shareholder approval if and to the extent then required under applicable rules of the NASDAQ National Market or any other stock exchange or automated quotation system upon which the Shares may then be listed or quoted; and provided further that no such action may materially impair the rights of a recipient of an award previously made without the consent of such recipient. Without the prior approval of the shareholders of the Company, the Board may not amend or replace previously granted Options in a transaction that constitutes a “repricing.” For this purpose, “repricing” means: (i) amending the terms of an Option after it is granted to lower its exercise price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares, in exchange for another Option, Restricted Shares or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to Restricted Stock and Options under Section 9 will not be deemed repricings, however.

13.         Governing Law. This Plan, awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflicts of laws).

14.         Tax Compliance.

(a)          Certain Terms Relating to Code Section 409A. “409A Awards” means awards that constitute a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder. “Non-409A Awards” means an award other than 409A Awards (including those exempt as “short-term deferrals” under Proposed Treasury Regulation § 1.409A-1(b)(4) and any successor regulation). Although the Board retains authority under the Plan to grant Options and Restricted Shares on terms that will qualify those awards as 409A Awards, Options and Restricted Shares are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(b)         Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a participant) being “permitted” under Section 409A shall mean (i) for a 409A Award, that the term or event will not cause the participant to be liable for payment of interest or a tax penalty under Section 409A and (ii) for a Non-409A Award, that the term or event will not cause the award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the participant with respect to the award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A.